Exhibit 99

NEWS RELEASE	22901 Millcreek Boulevard • Suite 600 • Cleveland, Ohio 44122
Tel. (440) 229-5151

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5130	Wednesday, July 31, 2024

NACCO INDUSTRIES
ANNOUNCES SECOND QUARTER 2024 RESULTS

Consolidated Q2 2024 Highlights:
•Operating profit of $7.4 million increased from $1.8 million in Q2 2023
◦Includes $4.5 million gain on sale of an asset
•Income before taxes of $6.2 million increased from $3.3 million in Q2 2023
•Net income of $6.0 million, or $0.81/share versus $2.5 million, or $0.34/share, in Q2 2023

Cleveland, Ohio, Wednesday, July 31, 2024 - NACCO Industries® (NYSE: NC) today announced the following consolidated results for the three months ended June 30, 2024. Comparisons in this news release are to the three months ended June 30, 2023, unless otherwise noted.

	Three Months Ended			Six Months Ended
($ in thousands, except per share amounts)	6/30/2024	6/30/2023	% Change	6/30/2024	6/30/2023	% Change
Operating Profit	$7,366	$1,750	320.9%	$12,123	$3,564	240.2%
Income before taxes	$6,228	$3,257	91.2%	$11,801	$7,625	54.8%
Net Income	$5,972	$2,520	137.0%	$10,542	$8,212	28.4%
Diluted Earnings/share	$0.81	$0.34	138.2%	$1.42	$1.09	30.3%
EBITDA*	$13,508	$9,205	46.7%	$24,757	$19,982	23.9%
*Non-GAAP financial measures are defined and reconciled on page 8.

The substantial increase in the Company's 2024 second-quarter operating profit and income before taxes was primarily due to significantly improved operating results in the Coal Mining and North American Mining segments as well as a $4.5 million gain on the sale of legacy land in the Minerals Management segment. These favorable items were partly offset by lower Minerals Management and Mitigation Resources of North America® gross profits and an increase in Unallocated employee-related expenses. An increase in net interest expense and unfavorable changes in the market value of equity securities tempered the improvement in income before taxes.
At June 30, 2024, the Company had consolidated cash of $62.4 million and total debt of $60.9 million with availability of $89.4 million under its $150.0 million revolving credit facility. During the three months ended June 30, 2024, the Company repurchased approximately 108,000 shares for $3.3 million under an existing share repurchase program. The Company believes a conservative capital structure and adequate liquidity are important given evolving trends in energy markets and the Company's strategic initiatives to grow and diversify. These initiatives are discussed further in the Long-Term Growth and Diversification section of this release.

Detailed Discussion of Results
Coal Mining Results

	Q2 2024	Q2 2023
Tons of coal delivered	(in thousands)
Unconsolidated operations	4,930	4,602
Consolidated operations	423	906
Total deliveries	5,353	5,508

	Q2 2024	Q2 2023
	(in thousands)
Revenues	$14,996	$26,343
Earnings of unconsolidated operations	$12,006	$9,962
Operating expenses(1)	$8,097	$7,711
Operating profit (loss)	$2,767	$(4,675)
Segment Adjusted EBITDA(2)	$5,663	$(327)
(1) Operating expenses consist of Selling, general and administrative expenses, Amortization of intangible assets and (Gain) loss on sale of assets.
(2) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

The Coal Mining segment generated significantly increased second-quarter operating profit and Segment Adjusted EBITDA compared with prior year losses despite lower revenues.
Second-quarter 2024 revenues decreased primarily as a result of fewer tons delivered at Mississippi Lignite Mining Company. Customer requirements declined as the power plant served by the mine has been operating with only one of its two boilers since December 2023.
The increase in operating results and Segment Adjusted EBITDA were mainly due to improved results at Mississippi Lignite Mining Company and higher earnings of unconsolidated operations. An increase in operating expenses, primarily employee-related costs, partly offset the improved results.
The improvement in Mississippi Lignite Mining Company results was primarily attributable to increased operating efficiencies due to the completion of the move to a new mine area in late 2023 and improved mining conditions in the second quarter of 2024 compared to the prior year period. Changes in the level of coal inventory and costs capitalized into inventory also contributed to the improvement. The increase in earnings of unconsolidated operations was primarily due to an increase in customer requirements as well as higher pricing at Falkirk that began in June 2024 when temporary price concessions ended. An increase in Sabine earnings also contributed to the improvement.

Coal Mining Outlook
Coal deliveries in the second half of 2024 are expected to increase over 2023 levels as higher deliveries at Coteau and Falkirk are partly offset by fewer deliveries at Mississippi Lignite Mining Company. The decrease in Mississippi Lignite Mining Company deliveries is due to the previously mentioned boiler issue. Coal Mining segment full-year 2024 deliveries are expected to be comparable to 2023.
Excluding the $60.8 million impairment charge taken in fourth-quarter 2023, Coal Mining operating profit and Segment Adjusted EBITDA are expected to increase significantly in both the 2024 second half and full year compared with the respective 2023 periods. These anticipated increases are primarily due to an expected substantial improvement in results at Mississippi Lignite Mining Company and higher earnings at the unconsolidated coal mining operations.
The anticipated second-half 2024 increase in earnings at the unconsolidated coal mining operations compared with 2023 is driven primarily by an expectation for increased deliveries, as well as the cessation of temporary price concessions at Falkirk.

Second-half 2024 results are also expected to increase significantly over the first half primarily due to higher earnings at Falkirk and improved results at Mississippi Lignite Mining Company based on current expectations that the boiler issue will be resolved and the plant will be fully operational by the fourth quarter of 2024.
Capital expenditures in 2024 are expected to be approximately $13 million, with $9 million expended in the second half of 2024.

North American Mining Results

	Q2 2024	Q2 2023
	(in thousands)
Tons delivered	16,000	13,939

	Q2 2024	Q3 2023
	(in thousands)
Revenues	$27,920	$21,716
Operating profit	$3,085	$2,214
Segment Adjusted EBITDA(1)	$5,519	$4,069
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

North American Mining® revenues grew 29%, operating profit improved 39% and Segment Adjusted EBITDA rose 36% in second-quarter 2024 compared with 2023. These improvements were due to a number of factors:
•an increase in customer requirements,
•favorable pricing and delivery mix,
•improved margins at the limestone quarries resulting from mutually beneficial contract amendments, and
•a new 15-year contract to mine phosphate.
These items were partly offset by an increase in operating expenses.

North American Mining Outlook
North American Mining expects operating profit and Segment Adjusted EBITDA to increase in both the 2024 second half and full year over the respective 2023 periods but decrease from the 2024 first half. The year-over-year improvements are primarily due to the late 2023 amendment of limestone contracts to more mutually advantageous contract terms, a scope of work expansion with another customer and the second-quarter 2024 commencement of a new 15-year contract to mine phosphate at a quarry in central Florida. Earnings in the second half are expected to moderate from the first half of 2024 due to anticipated lower customer requirements.
Sawtooth Mining is the exclusive provider of comprehensive mining services at Thacker Pass, including mine design, construction, operation, maintenance and reclamation. Thacker Pass is owned by Lithium Americas Corp. (TSX: LAC) (NYSE: LAC). Thacker Pass will supply all of Lithium Americas' lithium-bearing ore requirements. In March 2023, Lithium Americas commenced construction at Thacker Pass. Sawtooth will be reimbursed for costs of mining, capital expenditures and mine closure and will recognize a contractually agreed upon production fee. The Company expects to continue to recognize moderate income prior to the commencement of Phase 1 lithium production, estimated to begin in 2027/2028.
Capital expenditures in 2024 are expected to be approximately $23 million, with $12 million expended in the second half of the year, primarily for the acquisition of draglines and dragline parts, as well as other equipment to support existing contracts.

Minerals Management Results

	Q2 2024	Q2 2023
	(in thousands)
Revenues	$5,593	$9,171
Operating profit	$7,591	$7,289
Segment Adjusted EBITDA(1)	$8,914	$8,038
(1) Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP. See non-GAAP explanation and the related reconciliations to GAAP on page 9.

Minerals Management's second-quarter 2024 operating profit and Segment Adjusted EBITDA improved modestly over the prior year quarter. These results include a $4.5 million gain on sale of a legacy land asset. Excluding the effect of the gain, operating profit and Segment Adjusted EBITDA declined compared with 2023 primarily as a result of the 39% year-over-year decrease in revenues. The revenue decline was mainly attributable to substantially lower natural gas and oil prices and changes in pricing estimates.

Minerals Management Outlook
Operating profit and Segment Adjusted EBITDA for the 2024 second half and full year are expected to increase compared with the respective 2023 periods, excluding the fourth-quarter 2023 impairment charge of $5.1 million. These improvements are primarily driven by current market expectations for natural gas and oil prices, as well as development and production assumptions on currently owned reserves. Based on current market expectations, operating profit in the second half of 2024 is expected to increase moderately compared with the first half, excluding the $4.5 million gain on sale recognized in the second quarter.
The Minerals Management segment derives income primarily from royalty-based leases under which lessees make payments to the Company based on their sale of natural gas, oil, natural gas liquids and coal, extracted primarily by third parties. As an owner of royalty and mineral interests, the Company’s access to information concerning activity and operations with respect to its interests is limited. The Company's expectations are based on the best information currently available. Changing prices of natural gas and oil could have a significant impact on Minerals Management’s operating profit. Development of additional wells on existing interests in excess of current expectations, or acquisitions of additional interests, could be accretive to future results.
Minerals Management is targeting investments of up to $20 million in the second half of 2024. Future investments are expected to be accretive, but each investment's contribution to near-term earnings is dependent on the details of that investment, including the size and type of interests acquired and the stage and timing of mineral development.

Consolidated Outlook
Result for the second half of 2023 included a $65.9 million pre-tax impairment charge. Comparisons in the remainder of this section exclude the effect of this charge.
Consolidated second-half operating profit is expected to increase compared with both the first half of 2024 and second half of 2023. These improvements are primarily due to anticipated increases in profitability at the Coal Mining segment from improved results at Mississippi Lignite Mining Company, Falkirk and Coteau. Contributions from North American Mining's growth and profit improvement initiatives are also expected to contribute to improved second-half results.
The Company also expects consolidated net income in the 2024 second half and full year to increase compared with the respective 2023 periods. This improvement is anticipated to be partly offset by an increase in net interest expense as a result of additional borrowings and lower cash levels and higher income tax expense.
The Company is taking steps to terminate its defined benefit pension plan, which will eliminate future volatility from changes in the pension obligation. In connection with this action, obligations under this plan will be transferred to a third-party insurance provider. The Company expects to utilize surplus assets to fund a qualified replacement plan, reducing future cash funding requirements. Although the plan is currently over funded, NACCO is anticipating a non-cash settlement charge in the 2024 fourth quarter, which is expected to partly offset improvements in 2024 second-half operating profit. As a result, the Company anticipates that consolidated net income and Adjusted EBITDA will decrease in the second half of 2024 compared with the first half of the year. While the Company anticipates that third-quarter net income will improve significantly over the second quarter, fourth-quarter net income is expected to be substantially lower than both the third quarter and prior year fourth quarter primarily as a result of the anticipated non-cash pension settlement charge.
Consolidated capital expenditures are expected to total approximately $66 million in 2024, which includes approximately $11 million for Unallocated capital expenditures, primarily at Mitigation Resources of North America®. In 2024, cash flow before financing activities is expected to be a use of cash.

Long-term Growth and Diversification
Management is transforming NACCO into a broad-based natural resources company and is optimistic about the Company's long-term business outlook. NACCO's businesses provide critical inputs for electricity generation, construction and development, and the production of industrial minerals and chemicals. Increasing demand for electricity, on-shoring and current federal policies are creating favorable macroeconomic trends within these industries. The Company believes its businesses have competitive advantages that provide value to customers and create long-term value for stockholders. The Company is pursuing growth and diversification by strategically leveraging its core mining and natural resources management skills to build a robust portfolio of affiliated businesses. Opportunities for growth remain strong. Acquisitions of additional mineral interests and improvements in the outlook for Coal Mining segment customers, as well as new contracts at Mitigation Resources and North American Mining should be accretive to the Company's outlook.
The Minerals Management segment continues to pursue acquisitions of mineral and royalty interests in the United States. Catapult Mineral Partners, the Company’s business unit focused on managing and expanding the Company’s portfolio of oil and gas mineral and royalty interests, has developed a strong network to source and secure new acquisitions. The goal is to construct a high-quality diversified portfolio of oil and gas mineral and royalty interests in the United States that delivers near-term cash flow yields and long-term projected growth. The Company believes this business will provide unlevered after-tax returns on invested capital in the mid-teens as it matures. This business model has the potential to deliver higher average operating margins over the life of a reserve than traditional oil and gas companies that bear the cost of exploration, production and/or development as these costs are borne entirely by third-party exploration and development companies that lease the minerals.
North American Mining continues to evaluate new business opportunities and drive profitable growth in line with refined strategic objectives. New contracts and contract extensions are central to the business' organic growth strategy, and the Company expects North American Mining to be a substantial contributor to operating profit over time.
Mitigation Resources, which provides stream and wetland mitigation solutions as well as comprehensive reclamation and restoration construction services, continues to build on the substantial foundation it has established over the past several years. This business offers an opportunity for growth and diversification in an industry where the Company has substantial knowledge and expertise and a strong reputation. It currently has ten mitigation banks and four permittee-responsible mitigation projects located in Tennessee, Mississippi, Alabama, Texas, Florida and Pennsylvania. In addition, Mitigation Resources is providing ecological restoration services for abandoned surface mines, as well as pursuing additional environmental restoration projects. It was named a designated provider of abandoned mine land restoration by the State of Texas. The Company believes that Mitigation Resources can provide solid rates of return on capital employed as this business matures.

NACCO also continues to pursue activities which can strengthen the resiliency of its existing coal mining operations. The Company remains focused on managing coal production costs and maximizing efficiencies and operating capacity at mine locations to help customers with management fee contracts be more competitive. These activities benefit both customers and the Company's Coal Mining segment, as fuel cost is a significant driver for power plant dispatch. Increased power plant dispatch results in increased demand for coal by the Coal Mining segment's customers. Fluctuating natural gas prices, weather and availability of renewable energy sources, such as wind and solar, could affect the amount of electricity dispatched from coal-fired power plants. While the Company realizes the coal mining industry faces political and regulatory challenges and demand for coal is projected to decline over the longer-term, the Company believes coal should be an essential part of the energy mix in the United States for the foreseeable future.
The Company continues to look for ways to create additional value by utilizing its core mining competencies which include reclamation and permitting. NACCO established ReGen Resources to utilize these skills to address the rapidly increasing demand for additional power generation sources in the United States through development of solar and other energy-related projects on reclaimed mining properties. These projects could be developed by the Company itself or through joint ventures that include partners with expertise in energy development projects. Current opportunities under review include solar arrays, solar-gas hybrid projects and carbon capture on reclaimed mine land in Mississippi, Pennsylvania and Texas.
NACCO is committed to maintaining a conservative capital structure as it continues to grow and diversify, while avoiding unnecessary risk. The Company believes strategic diversification will generate cash that can be re-invested to strengthen and expand the businesses. The Company also continues to maintain the highest levels of customer service and operational excellence with an unwavering focus on safety and environmental stewardship.

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Conference Call
In conjunction with this news release, the management of NACCO Industries will host a conference call on Thursday, August 1, 2024 at 8:30 a.m. Eastern Time. The call may be accessed by dialing (800) 836-8184 (North America Toll Free) or (646) 357-8785 (International), Conference ID: 45083, or over the Internet through NACCO Industries' website at ir.nacco.com/home. For those not planning to ask a question of management, the Company recommends listening to the call via the online webcast. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the webcast. A replay of the call will be available shortly after the call ends through August 8, 2024. An archive of the webcast will also be available on the Company's website approximately two hours after the live call ends.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA and Segment Adjusted EBITDA are provided solely as supplemental non-GAAP disclosures of operating results. Management believes that EBITDA and Segment Adjusted EBITDA assist investors in understanding the results of operations of NACCO Industries. In addition, management evaluates results using these non-GAAP measures.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) changes to or termination of customer or other third-party contracts, or a customer or other third party default under a contract, (2) any customer's premature facility closure or extended project development delay, (3) regulatory actions, including the United States Environmental Protection Agency's rules finalized in 2024 relating to mercury and greenhouse gas emissions for coal-fired power plants, changes in mining permit requirements or delays in obtaining mining permits that could affect deliveries to customers, (4) a significant reduction in purchases by the Company's customers, including as a result of changes in coal consumption patterns of U.S. electric power generators, or changes in the power industry that would affect demand for the Company's coal and other mineral reserves, (5) changes in the prices of hydrocarbons, particularly diesel fuel, natural gas, natural gas liquids and oil as result of factors such as OPEC and/or government actions, geopolitical developments, economic conditions and regulatory changes, as well as supply and demand dynamics, (6) changes in development plans by third-party lessees of the Company's mineral interests, (7) failure or delays by the Company's lessees in achieving expected production of natural gas and other hydrocarbons; the availability and cost of transportation and processing services in the areas where the Company's oil and gas reserves are located; federal and state legislative and regulatory initiatives relating to hydraulic fracturing and U.S. export of natural gas; and the ability of lessees to obtain capital or financing needed for well-development operations and leasing and development of oil and gas reserves on federal lands, (8) failure to obtain adequate insurance coverages at reasonable rates, (9) supply chain disruptions, including price increases and shortages of parts and materials, (10) changes in tax laws or regulatory requirements, including the elimination of, or reduction in, the percentage depletion tax deduction, changes in mining or power plant emission regulations and health, safety or environmental legislation, (11) the ability of the Company to access credit in the current economic environment, or obtain financing at reasonable rates, or at all, and to maintain surety bonds for mine reclamation as a result of current market sentiment for fossil fuels, (12) impairment charges, (13) changes in costs related to geological and geotechnical conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (14) weather conditions, extended power plant outages, liquidity events or other events that would change the level of customers' coal or aggregates requirements, (15) weather or equipment problems that could affect deliveries to customers, (16) changes in the costs to reclaim mining areas, (17) costs to pursue and develop new mining, mitigation, oil and gas and solar development opportunities and other value-added service opportunities, (18) delays or reductions in coal or aggregates deliveries, (19) the ability to successfully evaluate investments and achieve intended financial results in new business and growth initiatives, (20) disruptions from natural or human causes, including severe weather, accidents, fires, earthquakes and terrorist acts, any of which could result in suspension of operations or harm to people or the environment, and (21) the ability to attract, retain, and replace workforce and administrative employees.

About NACCO Industries
    NACCO Industries® brings natural resources to life by delivering aggregates, minerals, reliable fuels and environmental solutions through its robust portfolio of NACCO Natural Resources businesses. Learn more about our companies at nacco.com, or get investor information at ir.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2024	2023	2024	2023
	(In thousands, except per share data)
Revenues	$52,345	$61,350	$105,634	$111,491
Cost of sales	45,327	54,943	91,598	101,727
Gross profit	7,018	6,407	14,036	9,764
Earnings of unconsolidated operations	13,592	11,084	26,899	24,908
Operating expenses
Selling, general and administrative expenses	17,720	14,746	33,173	29,622
Amortization of intangible assets	116	927	242	1,654
(Gain) loss on sale of assets	(4,592)	68	(4,603)	(168)
	13,244	15,741	28,812	31,108
Operating profit	7,366	1,750	12,123	3,564
Other expense (income)
Interest expense	1,311	572	2,422	1,117
Interest income	(1,038)	(1,714)	(2,165)	(2,869)
Closed mine obligations	471	433	926	842
Loss (gain) on equity securities	264	(421)	(777)	(1,049)
Other, net	130	(377)	(84)	(2,102)
	1,138	(1,507)	322	(4,061)
Income before income tax provision (benefit)	6,228	3,257	11,801	7,625
Income tax provision (benefit)	256	737	1,259	(587)
Net income	$5,972	$2,520	$10,542	$8,212

Earnings per share:
Basic earnings per share	$0.81	$0.34	$1.42	$1.10
Diluted earnings per share	$0.81	$0.34	$1.42	$1.09

Basic weighted average shares outstanding	7,394	7,513	7,419	7,465
Diluted weighted average shares outstanding	7,394	7,513	7,437	7,515

CONSOLIDATED EBITDA RECONCILIATION (UNAUDITED)
	THREE MONTHS ENDED		SIX MONTHS ENDED
	JUNE 30		JUNE 30
	2024	2023	2024	2023
	(in thousands)
Net income	$5,972	$2,520	$10,542	$8,212
Income tax provision (benefit)	256	737	1,259	(587)
Interest expense	1,311	572	2,422	1,117
Interest income	(1,038)	(1,714)	(2,165)	(2,869)
Depreciation, depletion and amortization expense	7,007	7,090	12,699	14,109
EBITDA*	$13,508	$9,205	$24,757	$19,982
*EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines EBITDA as net income (loss) before income taxes, net interest expense and depreciation, depletion and amortization expense. EBITDA is not a measure under U.S. GAAP and is not necessarily comparable to similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Three Months Ended June 30, 2024
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$14,996	$27,920	$5,593	$4,566	$(730)	$52,345
Cost of sales	16,138	24,254	1,501	4,167	(733)	45,327
Gross profit (loss)	(1,142)	3,666	4,092	399	3	7,018
Earnings of unconsolidated operations	12,006	1,448	138	—	—	13,592
(Gain) loss on sale of assets	(79)	(1)	(4,512)	—	—	(4,592)
Operating expenses*	8,176	2,030	1,151	6,479	—	17,836
Operating profit (loss)	$2,767	$3,085	$7,591	$(6,080)	$3	$7,366
Segment Adjusted EBITDA**
Operating profit (loss)	$2,767	$3,085	$7,591	$(6,080)	$3	$7,366
Depreciation, depletion and amortization	2,896	2,434	1,323	354	—	7,007
Segment Adjusted EBITDA**	$5,663	$5,519	$8,914	$(5,726)	$3	$14,373

	Three Months Ended June 30, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$26,343	$21,716	$9,171	$4,628	$(508)	$61,350
Cost of sales	33,269	18,884	910	2,375	(495)	54,943
Gross profit (loss)	(6,926)	2,832	8,261	2,253	(13)	6,407
Earnings of unconsolidated operations	9,962	1,122	—	—	—	11,084
(Gain) loss on sale of assets	68	—	—	—	—	68
Operating expenses*	7,643	1,740	972	5,318	—	15,673
Operating profit (loss)	$(4,675)	$2,214	$7,289	$(3,065)	$(13)	$1,750
Segment Adjusted EBITDA**
Operating profit (loss)	$(4,675)	$2,214	$7,289	$(3,065)	$(13)	$1,750
Depreciation, depletion and amortization	4,348	1,855	749	138	—	7,090
Segment Adjusted EBITDA**	$(327)	$4,069	$8,038	$(2,927)	$(13)	$8,840
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) plus depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
FINANCIAL SEGMENT HIGHLIGHTS AND SEGMENT ADJUSTED EBITDA RECONCILIATIONS (UNAUDITED)

	Six Months Ended June 30, 2024
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$30,541	$52,403	$15,994	$7,828	$(1,132)	$105,634
Cost of sales	37,081	45,925	2,865	6,879	(1,152)	91,598
Gross profit (loss)	(6,540)	6,478	13,129	949	20	14,036
Earnings of unconsolidated operations	24,013	2,813	73	—	—	26,899
(Gain) loss on sale of assets	(89)	(2)	(4,512)	—	—	(4,603)
Operating expenses*	15,212	3,853	2,193	12,157	—	33,415
Operating profit (loss)	$2,350	$5,440	$15,521	$(11,208)	$20	$12,123
Segment Adjusted EBITDA**
Operating profit (loss)	$2,350	$5,440	$15,521	$(11,208)	$20	$12,123
Depreciation, depletion and amortization	5,110	4,690	2,316	583	—	12,699
Segment Adjusted EBITDA**	$7,460	$10,130	$17,837	$(10,625)	$20	$24,822

	Six Months Ended June 30, 2023
	Coal Mining	North American Mining	Minerals Management	Unallocated Items	Eliminations	Total
	(In thousands)
Revenues	$46,996	$42,349	$17,456	$5,819	$(1,129)	$111,491
Cost of sales	59,147	38,125	1,962	3,589	(1,096)	101,727
Gross profit (loss)	(12,151)	4,224	15,494	2,230	(33)	9,764
Earnings of unconsolidated operations	22,428	2,480	—	—	—	24,908
(Gain) loss on sale of assets	(168)	—	—	—	—	(168)
Operating expenses*	14,807	3,660	2,161	10,648	—	31,276
Operating profit (loss)	$(4,362)	$3,044	$13,333	$(8,418)	$(33)	$3,564
Segment Adjusted EBITDA**
Operating profit (loss)	$(4,362)	$3,044	$13,333	$(8,418)	$(33)	$3,564
Depreciation, depletion and amortization	8,588	3,741	1,560	220	—	14,109
Segment Adjusted EBITDA**	$4,226	$6,785	$14,893	$(8,198)	$(33)	$17,673
*Operating expenses consist of Selling, general and administrative expenses and Amortization of intangible assets.
**Segment Adjusted EBITDA is a non-GAAP measure and should not be considered in isolation or as a substitute for GAAP measures. NACCO defines Segment Adjusted EBITDA as operating profit (loss) plus depreciation, depletion and amortization expense. Segment Adjusted EBITDA is not a measure under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.